Exhibit 10-17
page 1 of 13

EMPLOYMENT AGREEMENT


     This Employment Agreement (the "Agreement") is made and entered into as of April 1, 1995, by and between High Plains
Corporation, a Kansas corporation (the "Company") and Raymond G.
Friend (the "Employee").

W I T N E S S E T H:

     WHEREAS, the Company believes it to be in its best interest to provide for continuity of management and to provide protection for its valuable trade secrets and confidential information;

     WHEREAS, the Company and the Employee entered into that certain Employment Agreement dated April 1, 1993 (the "Prior
Employment Agreement");

     WHEREAS, the Company and the Employee desire to replace the Prior Employment Agreement with this Agreement to provide long-term executive salary protection during a critical corporate expansion period and to create a meaningful compensation incentive program based on corporate profitability for present and future executive officers;

     WHEREAS, the Company desires to employ the Employee and the Employee is willing to render his services to the Company on the terms and conditions with respect to such employment hereinafter set forth.

     NOW, THEREFORE, in consideration of the promises, terms and conditions hereof, the Company and the Employee hereby agree as follows:

          1.  Employment.  The Company hereby employs the
Employee and the Employee hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.

          2. Exclusive Services. The Employee shall devote all necessary working time, ability and attention to the business of the Company during the term of this Agreement and shall not, directly or indirectly, render any services of a business, commercial, or professional nature to any other person, corporation, or organization whether for compensation or otherwise, without the prior knowledge of the Board of Directors of the Company (the "Board").

          3. Duties. The Employee is hereby employed as Executive Vice President of the Company and shall render his services at the various offices of the Company, as such may be

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Exhibit 10-18
page 2 of 13

located from time to time. The Employee shall have such authority and shall perform such duties as are reasonably requested by the Board and commensurate with Employee's title and position, as well as such other duties as are specified by the bylaws of the Company for the office of Vice-President; subject, however, to such limitations, instructions, directions, and control as the Board may specify from time to time in its discretion.

          4.  Term.  This Agreement shall terminate on July 1,
2000, subject to earlier termination as hereinafter provided.

          5. Compensation. As compensation for his services rendered under this Agreement, the Employee shall be entitled to receive the following:

        a. Base Salary. Subject to applicable withholding taxes, the Employee shall initially be paid a base salary of $127,308 per year (the "Base Salary"), payable in equal bi-weekly installments during the term of this Agreement, prorated for any partial employment month. The Base Salary shall be increased by three percent (3%) each year as a cost of living increase and may be increased by the Board in its sole discretion to reflect merit increases in addition to such cost of living increase.

           b. Bonus Pool. Beginning with the fourth fiscal quarter of the 1995 fiscal year and during the term of this Agreement, the Company agrees to establish and fund a bonus pool (the "Bonus Pool") for the key employees of the Company. The Company shall contribute five and one-half percent (5 1/2%) of its Net Profits (as defined below) earned during each fiscal quarter of each fiscal year to the Bonus Pool. The Employee shall receive thirty-six and 36/100 percent (36.36%) of the amount contributed by the Company to the Bonus Pool as his incentive bonus payment (the "Incentive Bonus Payment") and such Incentive Bonus Payment shall be calculated and distributed, subject to applicable withholding taxes, to the Employee as follows:

                (1) within thirty (30) days following the end of the first fiscal quarter of each fiscal year, the Company shall calculate, based on its Net Profits for such quarter, the amount of the Company's contribution to the Bonus Pool and shall pay to the Employee eighty percent (80%) of the Employee's Incentive Bonus Payment for such quarter;

                (2) within thirty (30) days following the end of the second fiscal quarter of each fiscal year,

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Exhibit 10-18
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          the Company shall calculate, based on its Net Profits
for such quarter, the amount of the Company's contribution to the Bonus Pool and shall pay to the Employee eighty percent (80%) of the Employee's Incentive Bonus Payment for such quarter; provided, however, that the Employee's Incentive Bonus Payment for such quarter shall not exceed the amount, if any, that (x) the Employee's Incentive Bonus Payment as calculated on the basis of the fiscal year-to-date Net Profits for such fiscal year exceeds (y) the sum of all prior Incentive Bonus Payments made to the Employee during such fiscal year;

                (3) within thirty (30) days following the end of the third fiscal quarter of each fiscal year, the Company shall calculate, based on its Net Profits for such Bonus Pool and shall pay to the Employee eighty percent (80%) of the Employee's Incentive Bonus Payment for such quarter; provided, however, that the Employee's Incentive Bonus Payment for such quarter shall not exceed the amount, if any, that (x) the Employee's Incentive Bonus Payment as calculated on the basis of the fiscal year-to-date Net Profits for such fiscal year exceeds
(y) the sum of all prior Incentive Bonus Payments made to the Employee during such fiscal year; and

                (4)  within thirty (30) days following the
receipt by the Company of the Company's audited financial statements for each fiscal year, the Company shall calculate, based on its Net Profits for such fiscal year, the amount of the Company's contribution to the Bonus Pool for such fiscal year and shall pay to the Employee one hundred percent (100%) of the amount, if any, that (x) the Employee's Incentive Bonus Payment as calculated on the basis of the fiscal year net Profits for such fiscal year exceeds (y) the sum of all prior Incentive Bonus Payments made to the Employee during such fiscal year.

               Notwithstanding the foregoing, for the fourth fiscal quarter of the 1995 fiscal year, the Employee shall receive one hundred percent (100%) of his Incentive Bonus Payment based on the Company's Bonus Pool contribution for such fiscal quarter.

               "Net Profits" shall be the net earnings of the Company as disclosed in its reports filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, for the fiscal period in question, determined in accordance with generally accepted accounting principles.
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Exhibit 10-18
page 4 of 13

          6. Benefits. In addition to the compensation to be paid to the Employee pursuant to Paragraph 5 hereof, during the term of this Agreement, the Employee shall further be entitled to receive the following:



  a. Participation in Employee Plans. The Employee shall be entitled to participate in any health, disability group term life insurance, pension, retirement or profit sharing plan, or any other fringe benefits which may be extended generally from time to time to employees or executive officers of the Company, including, but not limited to, annual paid vacation.

  b.	Disability Salary Continuation.  If the Employee becomes
disabled during the term of this Agreement, the Company shall continue to pay the Employee his Base Salary during the first ninety (90) day period of such disability, and additionally, but only to the extent the Employee is not paid by disability insurance available through the Company, shall continue to pay the Employee, but at the rate of fifty percent (50%) of his Base Salary, for the second ninety (90) day period of such disability. "Disability" as used herein shall mean any physical, emotional or mental, injury, illness or incapacity, other than death, which renders the Employee unable to perform the duties required of him under this Agreement. The existence of any disability shall be determined to exist in the sole discretion of the Board which shall not be arbitrarily exercised. All payments under this Paragraph shall cease upon the expiration of other termination of this Agreement or of the Employee's employment.

          7. Reimbursement of Expenses. Subject to such rules and procedures as from time to time are specified by the Company, the Company shall reimburse the Employee on a monthly basis for reasonable business expenses necessarily incurred in the performance of his duties under this Agreement.

          8. Key Man Insurance. At Company's option, Company and Employee agree to cooperate in obtaining a life insurance policy on the Employee during the term of this agreement in an amount at the Company's discretion, to be purchased and owned by the Company, and payable to the benefit of the Company.
Employee agrees to participate in any examinations or tests required for the issuance of such policy as is determined to be necessary by the insurer.

          9. Confidentiality/Trade Secrets. The Employee acknowledges that his position with the Company is one of the highest trust and confidence both by reason of his position and by

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Exhibit 10-18
page 5 of 13

reason of his access to and contact with the trade secrets and confidential and proprietary business information of the Company. Both during the term of this Agreement and thereafter, the Employee covenants and agrees as follows:

  a. he shall use his best efforts and exercise utmost diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Company including but not limited to the identity of its customers and suppliers, its arrangements with customers and suppliers, and its technical and financial data, records, compilations of information, processes, recipes and specifications relating to its customers, suppliers, products and services;

  b. he shall not disclose any of such trade secrets and confidential and proprietary information, except as may be required in the course of his employment with the Company or by law; and

  c. he shall not use, directly or indirectly, for his own benefit or for the benefit of another, any of such trade secrets and confidential and proprietary information.

          All files, records, documents, drawings, specifications, memoranda, notes, or other documents relating to the business of the Company, whether prepared by the Employee or otherwise coming into his possession, shall be the exclusive property of the Company and shall be delivered to the Company and not retained by the Employee upon termination of his employment for any reason whatsoever, or at any other time upon request of the Board.

           The Employee further acknowledges that, although the policies set forth in this paragraph nine have not been strictly enforced by the Company in the past, the provisions of this paragraph are an integral part of the consideration for this Employment Agreement, and will be strictly enforced by the Company in the future.


          10. Discoveries. The Employee covenants and agrees that he will fully inform the Company of and disclose to the Company all inventions, designs, improvements, discoveries and processes ("Discoveries") which he has now or may hereafter have during his employment with the Company and which pertain or relate to the business of the Company or to any experimental work, products, services or processes of the Company in progress or planned for the future, whether conceived by the Employee alone or with others, and whether or not conceived during regular working hours or in conjunction with the use of any Company assets. All such

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Exhibit 10-18
page 6 of 13

Discoveries shall be the exclusive property of the Company whether or not patent or trademark applications are filed thereon. The Employee shall assist the Company, at any time during or after his employment, in obtaining patents on all such Discoveries deemed patentable by the Company and shall execute all documents and do all things necessary to obtain letters patent, vest the Company with full and exclusive title thereto, and protect the same against infringement by others. If such assistance takes place after his employment is terminated the Employee shall be paid by the Company at a reasonable rate for any time actually spent in rendering such assistance at the request of the Company.

          11. Non-Competition. The Employee covenants and agrees that, during the period of his employment, he shall not, without the prior written consent of the Board, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or through any other kind of ownership (other than ownership of securities of publicly held corporations of which the Employee owns less than five percent (5%) of any class of outstanding securities) or in any other representative or individual capacity, engage in or render any services to any business in competition with the business then being conducted by the Company, or any subsidiary thereof, at any place in which the Company has owned an ethanol production plant, sold alcohol or transacted any business within the two (2) year period prior to the incident or event of competition in question. In the event that the Employee terminates his employment with the Company pursuant to Paragraph 14(a) or is terminated by the Company pursuant to Paragraph 14(c) (and except as provided in Paragraph 15, below) the Employee agrees that such covenant against competition shall continue for a period of two (2) years from the end of the month in which such termination becomes effective. If at any time the foregoing provisions shall be deemed to be invalid or unenforceable by reason of being vague or unreasonable as to duration or place of performance, this Paragraph 11 shall be considered divisible and shall become and be immediately amended to include only such time and such areas as shall be determined to be reasonable and enforceable by a court of competent jurisdiction; and the Company and the Employee expressly agree that this Paragraph 11, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

          12. Solicitation of Employees. The Employee covenants and agrees that, during the period of his employment and for a two (2) year period following termination of his employment, he shall not, without the prior written consent of the Board, directly or indirectly, solicit, engage or hire for employment or employ an employee of the Company, or its affiliates, for himself or any


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Exhibit 10-18
page 7 of 13

other person or entity.

          13. Remedies for Breach of Covenants of the Employee. The Covenants set forth in Paragraphs 9, 10, 11 and 12 of this
Agreement shall continue to be binding upon the Employee, notwithstanding the termination of his employment with the Company for any reason whatsoever. Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Company and the Employee. The existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any or all of such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and injunctive relief shall be available to prevent the breach or any threatened breach thereof.

          14.  Termination.  This Agreement (other than
Paragraphs 9, 10, 11 and 12 hereof which shall survive any termination hereof) may be terminated as follows:

  a. By the Employee. The Employee may terminate this Agreement at any time during the term of this Agreement by giving thirty
(30) days prior written notice of termination to the Board. The Employee shall receive any Base Salary and Incentive Bonus Payment accrued on the date of termination and shall not be entitled to any Base Salary or Incentive Bonus Payments beyond the date of termination under this Subparagraph a of Paragraph 14, and any unvested stock options shall be subject to the terms and conditions of the Company's 1992 Stock Option Plan.

  b.	By the Company Without Cause.  The Board, without cause,
may terminate this Agreement at any time during the term of this Agreement upon thirty (30) days prior written notice to the Employee. In the case of a termination under this Subparagraph b or Paragraph 14, the Company shall continue to pay to the Employee an amount equal to his then current Base Salary and the regularly scheduled Incentive Bonus Payments, which would have been payable as calculated under Paragraph 5(b), for the remainder of the term of this Agreement or any extensions thereof. In addition, (i) the Employee shall be entitled to continuation of coverage for the remainder of the term of this Agreement under all Company paid or partially paid health, disability, or group life insurance plans or any retirement, pension, or profit sharing plans, in each case at such level as had been available to the Employee immediately prior to the termination, subject to the coverage, terms and conditions or such plans, and (ii) any unvested

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Exhibit 10-18
page 8 of 13

     portion of any stock options held by the Employee as of the day immediately preceding such termination shall immediately vest and become exercisable, and (iii) the right to complete the purchase of any shares of stock which the Employee has elected to purchase pursuant to any Employee Stock Purchase Plan adopted by the Company shall immediately vest and become exercisable upon full payment for the stock in accordance with the terms of the plan.

  c.	By the Company with Cause.  The Board may, upon written
notice effective immediately, terminate this Agreement at any time during the term of this Agreement for cause, which includes but is not limited to the following:

     (1)  If the Employee should be convicted of a felony;

     (2) The inability of the Employee to meet any requirements set forth by the United States Bureau of Alcohol, Tobacco and Firearms to maintain the licenses required by the Company to operate its business; and

     (3) If the Employee should willfully breach or habitually neglect his duties which he is required to perform under this Agreement or otherwise fail to comply with the terms and conditions of this Agreement specifically including, but not limited to, the covenants set forth in Paragraphs 9, 10, 11 and 12 hereof, and fails to cure any such breach or failure within the (10) days after written notice thereof given by the Company to the Employee.

           The Employee shall receive any Base Salary and Incentive Bonus Payment accrued on the date of termination and shall not be entitled to any Base Salary or Incentive Bonus Pay-ments beyond the date of termination under this Subparagraph c or paragraph 14, and any unvested stock options shall be subject to the terms and conditions of the Company's 1992 Stock Option Plan.

  d.	Upon Death or Disability.  This Agreement shall terminate
and the Company shall, upon such termination, pay to the Employee or the Employee's beneficiaries, estate or legal representative a one-time payment in an amount equal to (i) one hundred percent (100%) of the Employee's then current annual
Base Salary and (ii) fifty percent (50%) of the amount of the Employee's total Incentive Bonus Payments for the most recently completed fiscal year, if either of the following conditions exist:

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Exhibit 10-18
page 9 of 13

     (1) If the Employee becomes disabled as defined in Paragraph 6(b) of this Agreement for a period of more than one hundred eighty (180) consecutive days; or

     (2)  If the Employee should die.

          15. Termination After Change in Control. In the event of a change in Control, as defined below, any termination of the Employee's employment with the Company within the remainder of the term of this Agreement following such Change in Control, whether by the Employee or by the Company and whether with our without cause, the following shall occur:

  a. The provisions of Paragraphs 11 and 12 shall not apply and shall be void;

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Exhibit 10-18
page 10 of 13

  b.	The Company shall continue to pay the Employee an amount
equal to his then current Base Salary and the regularly scheduled Incentive Bonus Payments, which would have been payable as calculated under Paragraph 5(b), during the remainder of the term of this Agreement or any extensions thereof, with the exception that, for purposes of this paragraph fifteen only, "Net Profits" as defined in paragraph five shall not ever be computed to be less than 15% of the Company's gross revenues for the fiscal period in question;

  c.	The Employee shall be entitled to continuation of coverage
during the remainder of the term of this Agreement under all Company paid or partially paid health, disability, or group life insurance plans or any retirement, pension, or profit sharing plans, in each case at such level as had been available to the Employee immediately prior to the Change in Control, subject to the coverage, terms and conditions or such plans; and

  d. Any unvested portion of all stock options held by the Employee, and the right to complete the purchase of any shares of stock which the Employee has elected to purchase pursuant to any stock option plan adopted by the Company, as of the day immediately preceding the effective date of such termination, shall immediately vest and become exercisable and, for purposes of such options, such termination shall be deemed to be a termination by the Company without cause.

          16.  Definitions Related to Change of Control.

  a.	"Change of Control" means any one of the following:	(i)
Continuing Directors (as defined below) no longer constitute at least 60% of the Board of Directors; (ii) any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange
Act of 1934), together with its affiliates, become the beneficial owner, directly or indirectly, of 35% or more of the Company's then outstanding Common Stock or 35% or more of the voting power of the Company's then outstanding securities entitled generally to vote for the election of the Company's Directors; (iii) the approval by the Company's stockholders of the merger or consolidation of the Company with any other corporation, the sale or substantially all of the assets of the Company or the liquidation or dissolution of the Company, unless, in the case of a merger or consolidation, the then Continuing Directors in office immediately prior to such merger or consolidation will constitute at least 60% of the Board of Directors of the surviving corporation of such merger or consolidation and any parent (as such term is defined in Rule
12b-2 under the

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Exhibit 10-18
page 11 of 13

     Securities Exchange Act of 1934) of such corporation; or
(iv) at least 60% of the then Continuing Directors in office immediately prior to any other action proposed to be taken by the Company's stockholders or by the Company's Board of Directors determine that such proposed action, if taken, would constitute a change of control of the Company and such action is taken.

  b.	"Continuing Director" means any individual who either (i)
was a member of the Company's Board of Directors on the date hereof, or (ii) was designated (before initial election as a Director) as a Continuing Director by a majority of the then Continuing Directors.

          17. Arbitration of Disputes. Except for Paragraphs 9-12, any dispute or claim arising out of or relating to this Agreement or any termination of the Employee's employment shall be settled by arbitration in Wichita, Kansas in accordance with the then current rules of the American Arbitration Association pertaining to employment disputes, and judgment upon any award rendered therein may be entered in any court having proper jurisdiction.

          18. Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed as follows:

                a.  If  to the Company:

                    High Plains Corporation
                    200 W. Douglas, Suite #820
                    Wichita, Kansas 67202

                 b. If to the Employee:

                    Raymond G. Friend
                    38 Mission Rd.
                    Wichita, Kansas 67206

Either party may change its address for notice by giving notice in accordance with the terms of this Paragraph 18.

          19. Termination of Prior Employment Agreement. The Company and the Employee hereby agree that the terms and conditions contained in this Agreement are intended to replace the terms and conditions of the Prior Employment Agreement, and that the Prior Employment Agreement and all terms and conditions therein shall terminate upon the execution of this Agreement.

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Exhibit 10-18
page 12 of 13

          20. Indemnity. Subject to the provisions and limitations of the Articles of Incorporation, as amended, of the applicable law, the Company shall (i) indemnify the Employee and hold him harmless for all acts or decisions made by him in good faith while performing services for the Company; (ii) use its best efforts to obtain coverage for him under any insurance policy now in force or hereinafter obtained during the term of this Agreement covering the officers, directors or other key management of the Company against lawsuits; and (iii) pay all expenses, including attorneys' fees, actually and necessarily incurred by the Employee in connection with the defense of such act, suit or proceeding and in connection with any related appeal including the cost of court settlements.

           21.  General Provisions.

  a.	Law Governing.  This Agreement shall be governed by and
construed in accordance with the laws of the State of Kansas.

  b.	Invalid Provisions.  If any provision of this Agreement is
held to be illegal, invalid, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.

  c.	Attorney Fees.  If any action at law or in equity,
including an action for declaratory relief or under the arbitration provisions of Paragraph 17, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party. These fees shall be in addition to any other relief that may be awarded.

  d.	Entire Agreement.  This Agreement sets forth the entire
understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions, warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

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Exhibit 10-18
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  e.	Binding Effect.  This Agreement shall extend to and be
binding upon and insure to the benefit of the parties hereto, their respective heirs, representatives, successors and assigns.
 This Agreement may not be assigned by the Employee.

  f.	Waiver.  The waiver by either party hereto of a breach of
any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

  g.	Titles.  Titles of the paragraphs herein are used solely
for convenience and shall not be used for interpretation or construing any work, clause, paragraph, or provision of this Agreement.

  h.	Counterparts.  This Agreement may be executed in two or
more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date and year first above written above.

EMPLOYEE:                     HIGH PLAIN CORPORATION

Raymond G. Friend             By: Stanley E. Larson
                              Title: Chair of Board & C.E.O.